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                              Exhibit 3(i).1.(b)


Certificate of Correction to Amended and Restated Certificate of Incorporation
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                          CERTIFICATE OF CORRECTION OF
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                            WILD OATS MARKETS, INC.
                 FILED WITH THE SECRETARY OF STATE OF DELAWARE
                              ON OCTOBER 28, 1996

     Wild Oats Markets, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

     1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 31, 1996 under the name "WO Holdings, Inc."

     2. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on October 28, 1996 under the name Wild Oats Markets, Inc. (the "Restated Certificate").

     3. The Restated Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

     4.   The errors to be corrected in the Restated Certificate are as follows:

          (a) The number of shares of capital stock authorized to be issued by the Corporation in paragraph A of Article IV should be Twenty-five Million (25,000,000) shares of which Twenty Million (20,000,000) shares shall be Common Stock and Five Million (5,000,000) shares shall be Preferred Stock. The Common Stock shall have a par value of $.001 per share and the Preferred Stock shall have a par value of $.001 per share.

     5. Accordingly, paragraph A of Article IV of the Restated Certificate are corrected to read as follows:

          "(a) CLASSES OF STOCK. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Twenty-five Million (25,000,000) of which Twenty Million (20,000,000) shares shall be Common Stock and Five Million (5,000,000) shares shall be Preferred Stock. The Common Stock shall have a par value of $.001 per share and the Preferred Stock shall have a par value of $.001 per share."

     In Witness Whereof, the undersigned has executed this Certificate of Correction on the 9th day of January, 1997.

                               Wild Oats Markets, Inc.


                               By: /s/ Mary Beth Lewis
                                   ____________________________________________
                                   Mary Beth Lewis, Chief Financial Officer